Exhibit 2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BANKFINANCIAL CORPORATION,

KENDACHS CORPORATION

AND

DG BANCORP, INC.

Dated as of September 13, 2010

v

DEFINED TERMS

Acquisition Proposal	5.7(a)
Affiliates	3.10(h)
Agreement	Preamble
Bank	Recitals
Bank Board	3.7
Bank Financial	Recitals
Bank Merger Agreement	1.4
Bank Merger Application	5.4
Bank Merger	1.4
Benefit Plans	3.20(a)
BHCA	3.1(a)
Buyer	Preamble
Buyer Material Adverse Effect	4.4(a)
Buyer Regulatory Reports	4.5
CERCLA	3.17(b)(iii)(C)
Certificate of Merger	1.1
Certificates	2.5(a)
Closing	1.5
Closing Date	1.5
Closing Financial Statements	7.8
Code	2.5(e)
Company	Preamble
Company Board	3.4
Company Common Stock	2.2
Company Regulatory Reports	3.19
Conversion Fund	0
CRA	3.18
DGCL	1.1
Disclosure Schedule Updates	5.9
Dissenting Shares	2.4(d)
DOL	3.20(e)
Effective Time	1.1
Employees	6.1
Encumbrances	3.9(a)
Environmental Audit	5.13(b)
Environmental Laws	3.17(a)(ii)
Environmental Material Adverse Effect	5.13(b)
ERISA	3.20(a)
ERISA Affiliate	3.20(a)
ERISA Plans	3.20(a)
Federal Reserve	3.5
Financial Statements	3.6

Fundamental Representations	7.1
Governmental Authority	3.5
Hazardous Substance	3.17(d)
Holder	2.2
Intellectual Property	3.21(a)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
Investment Securities	3.13(a)
IRS	3.20(d)
IT Assets	3.21(c)
Knowledge	10.7
Letter of Transmittal	2.5(a)
Licenses	3.14(b)
Loan Participation	3.8(e)
Loans	3.8(a)
Material Adverse Effect	3.1(a)
Material Contracts	3.10
Merger	Recitals
Merger Co.	Preamble
Merger Consideration	2.1,
MGCL	4.2
OCC	3.8(c)
OCC Special Dividend Request	3.5
Ordinary Course of Business	3.7
OREO	3.8(h)
OTS	4.5
Parties	Preamble
Party	Preamble
Paying Agent	2.5
PBGC	3.20(e)
Per Share Merger Consideration	2.3
Permitted Encumbrances	3.9(a)
Phase I Audit	5.13(a)
Primary Capital	7.8(a)
Progressive Policy	5.10(b)
Proxy Statement	5.3
Regulatory Filings	3.5
Stockholders Meeting	5.3
Superior Acquisition Proposal	5.7(b)
Surviving Corporation	1.1
Tax Return	3.16(b)
Taxes	3.16(b)
Transaction Expenses	2.1
Waiver Request	3.5
XL Policy	5.10(b)

DISCLOSURE SCHEDULES

Organization	3.1(c)
Organizational Documents	3.2
Authorization; No Violations	3.4
Required Consents	3.5
Financial Statements	3.6
Loans	3.8(a)
Loans in the Ordinary Course of Business	3.8(b)
Non-Performing Assets	3.8(c)
Allowance for Loan and Lease Losses	3.8(d)
Loan Participations	3.8(e)
Regulation O Loans	3.8(f)
Loan Accelerations and Lender Liability Claims	3.8(g)
OREO	3.8(h)
Schedule of Real Property	3.9(a)
Schedule of Tangible Personal Property	3.9(b)
Schedule of Material Contracts	3.10
No Defaults	3.11
Conflict of Interest Transactions	3.12
Investments	3.13(a)
Restricted Investment Securities	3.13(b)
Disposed Investment Securities	3.13(c)
Legal Proceedings	3.14(c)
Schedule of Insurance	3.15
Tax Matters	3.16
Environmental Matters	3.17
Benefit Plans	3.20
Change of Control Provisions Under Benefit Plans	3.20(b)
Exceptions Under Benefit Plans	3.20(e)
Excess Payments	3.20(i)
Medical Benefits	3.20(k)
Schedule of Intellectual Property	3.21
Conduct of Business in Normal Course	3.23
Change in Business Relationships	3.24
Fiduciary Accounts; Trust Activities	3.25
Brokers’ and Finders’ Fees	3.26
Loan Renewals	5.1(e)
Benefit Plans	6.1
Signatories to Voting Agreement	7.9
Knowledge of the Company and the Bank	10.7(a)

EXHIBITS

Exhibit A-1	Form of Amended Certificate of Incorporation

Exhibit A-2	Form of Amended By-laws

Exhibit B	Form of Bank Merger Agreement

Exhibit C	Form of Opinion of Counsel of BFKN

Exhibit D	Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of September 13, 2010, by and among BANKFINANCIAL CORPORATION, a Maryland corporation (“Buyer”), KENDACHS CORPORATION, a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Co.”) and DG BANCORP, INC., a Delaware corporation (the “Company”). Buyer, Merger Co. and the Company are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Downers Grove National Bank, a national banking association (the “Bank”), is a wholly-owned subsidiary of the Company and BankFinancial, F.S.B., a federal savings bank (“BankFinancial”), is a wholly-owned subsidiary of Buyer;

WHEREAS, the boards of directors of each of Buyer, Merger Co. and the Company have approved and declared it advisable and in the best interest of each of their companies and their respective stockholders to effect a transaction whereby Merger Co. will merge with and into the Company, in the manner and on the terms and subject to the conditions set forth in Article 1 below (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Buyer; and

WHEREAS, immediately after the Merger, Buyer will cause the Bank to merge with and into BankFinancial pursuant to the terms of that certain Bank Merger Agreement and BankFinancial shall continue as the entity surviving the merger. Buyer will thereafter file articles of dissolution with respect to the Company.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 Agreement to Merge. At the Effective Time, as defined in Section 1.2 in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Co. shall be merged with and into the Company, and the Company shall continue as the corporation surviving the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall be a wholly-owned subsidiary of Buyer.

Section 1.2 Effective Time. As of the Closing, as defined in Section 1.4, the Parties will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Delaware Secretary of State as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, at such time on such filing date as is agreed among the Parties and specified in the Certificate of Merger (the “Effective Time”).

Section 1.3 Effect of the Merger. At and after the Effective Time:

(a) the Merger shall have the effects set forth in Section 259 of the DGCL;

(b) the certificate of incorporation and by-laws of the Company shall be amended in their entirety to read as set forth on Exhibits A-1 and A-2 hereto, and, as so amended, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law; and

(c) the directors and officers of Merger Co. immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 1.4 Merger of Subsidiary Depository Institutions. Buyer and the Company shall take all action necessary or deemed appropriate by Buyer to cause the Bank and BankFinancial to enter into a plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”), pursuant to which the Bank and BankFinancial shall merge (the “Bank Merger”) immediately after the consummation of the Merger, with BankFinancial being the surviving bank thereof (the “Surviving Bank”).

Section 1.5 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on such date as the Parties mutually agree after the date on which all of the conditions set forth in Article 7 and Article 8 of this Agreement have been satisfied (the “Closing Date”); provided, that in no event shall the Closing occur after January 31, 2011. The Closing shall take place at 9:00 a.m., local time, on the Closing Date at the offices of Kirkland & Ellis LLP, 300 N. LaSalle, Chicago, Illinois 60654, or at such other place and time upon which the Parties may agree.

ARTICLE 2

MERGER CONSIDERATION

Section 2.1 Merger Consideration.

(a) The aggregate amount to be paid to the Holders (the “Merger Consideration”) shall be an amount in cash equal to $2,036,000 (the “Base Purchase Price”):

(i) plus twenty percent (20%) of the amount, if any, by which the Ending Net Impaired Balance of each Loan identified on Schedule 2.1(a)(i) is less than the “Beginning Net Impaired Balance” of such Loan as set forth opposite such Loan on Schedule 2.1(a)(i);

(ii) plus one hundred percent (100%) of the amount, if any, by which the Ending Loss Amount for any Loan identified on Schedule 2.1(a)(ii) is less than the “Beginning Loss Amount” of such Loan as set forth opposite each Loan on Schedule 2.1(a)(ii) (any such difference, the “Loss Reduction Amount”), provided that in the event the Ending Net Impaired Balance with respect to such Loan is greater than the Beginning Net Impaired Balance with respect to such Loan (such difference, the “Net Impaired Balance Difference”), the Base Purchase Price shall be increased by an amount equal to (A) one hundred percent (100%) of the Loss Reduction Amount minus (B) twenty percent (20%) of the Net Impaired Balance Difference;

(iii) minus the excess, if any, of the aggregate amount of the Transaction Expenses over $450,000 (the “Transaction Expense Limit”);

(iv) minus the amount by which the Adjusted Stockholders’ Equity (as calculated pursuant to Section 7.8(a)) is less than $4,236,000 (the “ASE Difference”), provided, that in no event shall the ASE Difference exceed $725,000.

(b) For the purposes of Section 2.1(a):

(i) “Ending Net Impaired Balance” shall mean, with respect to each Loan identified on Schedule 2.1(a)(i), (A) the Beginning Net Impaired Balance plus (B) the amount, if any, that the Ending Loss Amount is greater than or less than the Beginning Loss Amount, minus (C) any cash repayments made after the date hereof that reduce the outstanding principal balance of such Loan, minus (D) the amount, if any, of the outstanding principal balance of such Loan that as of the Closing Date is no longer deemed impaired by Buyer due to actions taken or permitted to be taken by the Company or the Bank, with the prior written approval of Buyer (such approval to be granted or withheld by Buyer in its sole discretion), that remove all grounds for treating such portion of such Loan as impaired under GAAP and the rules and standards of the OCC (in each case, as determined by Buyer in its sole discretion).

(ii) “Ending Loss Amount” shall mean, with respect to each Loan identified on Schedule 2.1(a)(ii), (A) the Beginning Loss Amount plus (B) the amount of any additional loss or SFAS 114 reserve that has been or is required to be recorded for the Loan under GAAP and/or the rules and standards of the OCC (as determined by Buyer in its sole discretion) at the Closing Date minus (C) any cash repayments made after the date hereof that reduce such loss or SFAS 114 reserve amount (as determined by Buyer in its sole discretion) minus (D) the amount, if any, of such loss or SFAS 114 reserve amount that as of the Closing Date is no longer designated as such (as determined by Buyer in its sole discretion) due to actions taken or permitted to be taken by the Company or the Bank, with the prior written approval of Buyer (such approval to be granted or withheld by Buyer in its sole discretion), that remove all grounds for treating such amount as a loss or SFAS 114 reserve under GAAP and the rules and standards of the OCC (in each case, as determined by Buyer in its sole discretion).

(iii) “Transaction Expenses” means those costs and expenses that are incurred and payable by the Company or the Bank in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated by this Agreement, including all amounts paid or that are or will become payable to Hovde Financial, Inc., Barack Ferrazzano Kirschbaum & Nagelberg LLP and Seldon Fox, Ltd. in connection with the transactions, opinions and reviews contemplated by this Agreement, and the fee payable to the Paying Agent subject to Section 2.5. Transaction Expenses shall not include any fees or expenses incurred by Buyer or Merger Co.

(c) All valuations used to calculate the Ending Net Impaired Balance of any Loan identified on Schedule 2.1(a)(i) or the Ending Loss Amount for any Loan listed on Schedule 2.1(a)(ii) shall be based on a current appraisal performed by an appraisal firm that is a current Member of the Appraisal Institute and acceptable to Buyer in its sole discretion. All appraisals shall be performed using a discounted cash flow valuation method and assuming an “As Is”/”Bulk Value” method of disposition and the results of such valuation shall be further discounted by ten percent (10%) to reflect the expected costs of such disposition. All appraisals shall be provided to Buyer promptly and in no event later than three calendar days after receipt thereof by the Company or the Bank.

(d) Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any adjustments made to the Base Purchase Price pursuant to this Section 2.1 cause the Merger Consideration to exceed $5,200,000.

Section 2.2 Closing Statement and Transaction Expenses Statement. Not less than seven (7) business days prior to the Closing Date, the Company shall deliver to Buyer for its comment and approval a statement that sets forth (a) the name of each holder of common stock of the Company, par value $0.01 per share (“Company Common Stock”, and each such holder, a “Holder”) and the portion of the Merger Consideration to be paid to each such Holder at Closing pursuant to Section 2.3 of this Agreement and (b) the aggregate amount of the Transaction Expenses, by payee.

Section 2.3 Payment of Merger Consideration. Subject to the procedures set forth in Section 2.5, Surviving Corporation shall pay and distribute a portion of the Merger Consideration to each Holder of Company Common Stock outstanding as of immediately prior to the Effective Time in an amount per share equal to the quotient of (a) the aggregate amount of the Merger Consideration divided by (b) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (the “Per Share Merger Consideration”).

Section 2.4 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the Holders:

(a) Subject to Section 2.3 and the other provisions of this Section 2.4, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.4(c) and Dissenting Shares to the extent provided in Section 2.4(d)), shall be converted into the right to receive, upon the surrender of the Certificate formerly representing such share of Company Common Stock, an amount equal to the Per Share

Merger Consideration. At the Effective Time, each such share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Holder of such Certificate shall cease to have any rights with respect thereto, except the right to receive the amounts described in this Section 2.4(a) to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.5, without interest.

(b) Each share of common stock of Merger Co. issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(c) Each share of Company Common Stock held as treasury stock or otherwise held by the Company or the Bank (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no payment shall be made with respect thereto.

(d) Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Holder who has not voted such shares in favor of the Merger and who has demanded or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the Effective Time has occurred and the Holder of such Dissenting Shares becomes ineligible for such appraisal rights. The Holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each Holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefore from Buyer in accordance with the DGCL; provided, however, that (i) if any such Holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such Holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (iii) if neither any Holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time period provided in Section 262 of the DGCL, such Holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 2.4(a) of this Agreement.

Section 2.5 Exchange of Certificates.

At the Effective Time, Surviving Corporation shall deliver to a paying agent designated by Buyer (the “Paying Agent”) sufficient cash for payment of the Merger Consideration pursuant to Section 2.3. Such cash is referred to in this Article 2 as the “Conversion Fund.” Buyer shall be solely responsible for the payment of any fees and expenses of the Paying Agent; provided, however, that the amount payable by Buyer to the Paying Agent, up to $5,000, shall constitute a Transaction Expense solely for purposes of the calculation of the Merger Consideration in Section 2.1.

(a) Within three (3) business days after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificates”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Paying Agent), and instructions for use in effecting the surrender of the Certificates pursuant to this Agreement.

(b) Prior to receiving any portion of the Merger Consideration, each Holder shall have delivered to the Paying Agent (i) a properly completed and duly executed Letter of Transmittal and (ii) the Certificates held of record by such Holder. Upon proper surrender of a Certificate to the Paying Agent, together with such Letter of Transmittal, duly executed, the Holder of such Certificate shall be entitled to receive from the Paying Agent in exchange therefor the payment in cash of the Per Share Merger Consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 2.4(a), and the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 2.5(b), the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 2.4(a). If any Certificate evidencing any share of Company Common Stock shall have been lost, stolen or destroyed, Buyer may, as a condition precedent to the issuance of any consideration pursuant to this Article 2, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit with respect to such Certificate (and, if required by Buyer, the posting by such owner of a bond in customary amount as indemnity against any claim that may be brought against it with respect to such Certificate).

(c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(d) If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the consideration to which the shares represented by such Certificate are entitled pursuant to this Article 2.

(e) Buyer, the Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect of such shares of Company Common Stock represented by such Certificate.

(g) Any portion of the Conversion Fund that remains unclaimed by the Holders for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, or its successors in interest. Any Holder who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation, or its successors in interest, for the payment of the Per Share Merger Consideration. Notwithstanding the foregoing, none of Buyer, the Company (including in its capacity as Surviving Corporation), the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.6 Payment of Transaction Expenses. On the Closing Date, the Company shall fully pay or cause to be paid each Transaction Expense, to the extent not paid prior to the Closing Date, and shall furnish Buyer with appropriate evidence that full payment has been made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

As a material inducement to Buyer and Merger Co. to enter into and perform their respective obligations under this Agreement, the Company represents and warrants to Buyer and Merger Co. as follows:

Section 3.1 Organization.

(a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification. As used in this Agreement, “Company Material Adverse Effect” shall mean, with respect to the Company or the Bank, any event, condition or change which (individually or in the aggregate with all other such events, conditions or changes) has had or would reasonably be expect to have a material adverse effect on (i) the business, operations, assets, liabilities, financial condition, properties, operating results or cash flow of a Party and its subsidiaries, taken as a whole or (ii) the ability of a the Company or the Bank to consummate the Merger or the Bank Merger, as applicable, or perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to result from: (1) actions or omissions taken by a Party as required hereunder or taken with the prior written consent of the other Party; or (2) the proposed consummation of the transactions contemplated hereby.

(b) The Bank is a national banking association, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the National Banking Act, and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and, upon the receipt of all regulatory approvals and the approval of the Company as its sole stockholder, to consummate the transactions contemplated thereby.

(c) Except as set forth on Schedule 3.1(c), other than the Bank and the Investment Securities neither the Company nor the Bank owns, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interests in any corporation, association, partnership, limited liability company or other entity.

Section 3.2 Organizational Documents; Minutes and Stock Records. Copies of the certificate of incorporation and by-laws of the Company and the articles of association and by-laws of the Bank are attached hereto as Schedule 3.2, in each case as amended to the date hereof. Such copies are complete and correct in all respects. The stock registers and minute books of the Company and the Bank are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the board of directors of the Company and the Bank, respectively, and all transactions in such entity’s capital stock occurring since the date of formation of the Company.

Section 3.3 Capitalization.

(a) The Company. The authorized capital stock of the Company consists of 200,000 shares of common stock, par value $0.01 per share, of which 88,000 shares are issued and outstanding as of the date of this Agreement and no shares are held in treasury. The Company has no preferred stock authorized, issued or outstanding. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully-paid and non-assessable. The Company Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s certificate of incorporation. There are no options, warrants, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

(b) The Bank. The authorized capital stock of the Bank consists of 260,000 shares of common stock, par value $10.00 per share, all of which are issued and outstanding. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and non-assessable (except as provided in 12 U.S.C. §55) and owned by the Company. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

Section 3.4 Authorization; No Violations. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s certificate of incorporation, by-laws, the DGCL, or any applicable law, court order or decree to which the Company or the Bank is a party or subject, or by which the Company, the Bank or their respective properties are bound, subject to the adoption of this Agreement and approval of the Merger by the stockholders of the Company. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Company, the Bank or their respective properties are bound. This Agreement, when executed and delivered, and subject to the approvals described in Section 3.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. No “business combination,” “moratorium,” “control share” or other antitakeover statute or regulation, nor any provision in the Company’s certificate of incorporation or by-laws, prohibits or restricts the Company’s ability to perform its obligations under this Agreement or any transaction contemplated hereby, including the Merger, or would have the effect of invalidating or voiding any provision of this Agreement or any transaction contemplated hereby, or would subject Buyer to any material impediment or material adverse condition in connection with the exercise of any of its rights hereunder.

Section 3.5 Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger except for (a) the filing by BankFinancial and the Bank of a bank merger application (the “Bank Merger Application”) with the Office of Thrift Supervision (the “OTS”); (b) the filing by Buyer of an application with the OTS to exercise fiduciary powers with respect to the continuation of the Bank’s Trust Department (the “Trust Application”); (c) the filing by the Bank of notice to the Office of the Comptroller of the Currency (the “OCC”) of the Bank Merger; (d) the filing by the Bank of an application to the OCC for a permission to declare and pay a special dividend in the amount of the Merger Consideration immediately after the consummation of the Merger but before the consummation of the Bank Merger (the “OCC Special Dividend Request”); (e) if the OCC Special Dividend Request is withdrawn or denied, the filing by BankFinancial of an application to the OTS to pay a special dividend in such amount and at such time (the “OTS Special Dividend Request”); (f) the filing by Buyer with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) of a request (the “Waiver Request”) to permit the Merger and the Bank Merger to be consummated (the filings and requests identified in Sections 3.5(a) through (f) are collectively referred to in this Agreement as the “Regulatory Filings”); (g) those third-party consents, approvals, filings or registrations set forth on Schedule 3.5; and (h) the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Company.

Section 3.6 Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheets of the Company as of December 31, 2009, 2008 and 2007 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of the Company as of June 30, 2010 (the “Interim Balance Sheet”) and the related statement of income for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Financial Statements are complete and correct in all material respects. Except as set forth on Schedule 3.6, (i) the Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, (ii) each balance sheet (including any related notes) included in the Financial Statements presents fairly in all material respects the consolidated financial position of the Company as of the date thereof, and (iii) each income statement (including any related notes) and statement of cash flow included in the Financial Statements presents fairly in all material respects the consolidated results of operations and cash flow, respectively, of the Company for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Financial Statements has been certified by the Company’s independent auditor, who has expressed an unqualified opinion on such Financial Statements, and each of the Interim Financial Statements has been certified by the Company’s chief executive officer and principal accounting officer. The books, records and accounts of each of the Company and the Bank accurately and fairly reflect, in all material respects and in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Bank, as applicable.

Section 3.7 No Undisclosed Liabilities. The Company has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances specifically identified in the Schedules provided for herein, excluding any liabilities for Company breaches thereunder, (c) liabilities relating to the Transaction Expenses and (d) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company or the Bank, as applicable, consistent with past custom and practice (including with respect to quantity and frequency), safe and sound banking practices and applicable regulatory requirements (including the requirements set forth in any formal or informal enforcement action), and where for such action to be taken, no new, separate authorization by the Company Board or the board of directors of the Bank (the “Bank Board”), as applicable, is required. Any liabilities incurred in connection with pending or threatened litigation or judicial, administrative or arbitration proceedings or claims against the Company or the Bank shall not be deemed to have been incurred in the Ordinary Course of Business.

Section 3.8 Loans; Loan Loss Reserves; OREO.

(a) Except as set forth on Schedule 3.8(a), each loan, loan agreement, note, lease or other borrowing agreement, any loan participation sold or purchased, and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected as an asset on any Financial Statement, or as otherwise reflected on the books and records of the Bank is, to the Company’s knowledge, evidenced by appropriate and sufficient documentation in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. To the Company’s knowledge, (i) no obligor named in any Loan has stated or otherwise indicated to the Company or the Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines, and (ii) no Loan is subject to any valid defense, offset or counterclaim that has been asserted with respect to such Loan.

(b) Except as set forth on Schedule 3.8(b), all Loans originated or purchased by the Bank that are currently outstanding were made or purchased in accordance with the policies of the Bank Board and in the Ordinary Course of Business or, prior to the date hereof, have come into compliance with the policies of the Bank Board. Except as set forth on Schedule 3.8(b), the Bank has not suffered or allowed the creation of any security interest, lien, encumbrance or other charge in or against any Loan.

(c) Except as disclosed in Schedule 3.8(c), which contains a list of the non-performing assets of the Bank as of the date hereof, neither the Company nor the Bank is a party to any Loan: (i) under the terms of which the obligor is forty-five (45) days or more delinquent in payment of principal or interest or has been declared to be in default of any other material provision or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classification by the Company, the Bank or the OCC; (iii) that has been listed on any “watch list,” potential problem Loan or similar internal report of the Company or the Bank; or (iv) to any person that, to the Company’s knowledge, is an affiliate of an obligor under any Loan described in the “watch list” of the Company or the Bank.

(d) Except as set forth on Schedule 3.8(d), the allowance for loan and lease losses shown on the Interim Balance Sheet was adequate in the judgment of management and consistent with the standards of the OCC and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of June 30, 2010. Except as set forth on Schedule 3.8(d), the loan balances of the Bank as of June 30, 2010 in excess of such allowance as shown on the Interim Balance Sheet are, to the knowledge of the Company, collectible in accordance with their terms.

(e) Schedule 3.8(e) contains a complete list of the loan participations to which the Bank is currently a party (each a “Loan Participation”), and true and complete copies of the participation agreements and participation certificates for the Loan Participations. Except as set forth on Schedule 3.8(e), each Loan Participation was sold or purchased on a ratable basis such that payments are received and the risk of non-payment of all or any portion of the underlying Loan are shared ratably among the lender and participants proportionately to their respective participatory interests. To the knowledge of the Company, no party to a Loan Participation sold by the Bank has any recourse against the Bank for the payment or repurchase of any amount of the Loan underlying the Loan Participation. No party to a Loan Participation sold by the Bank has asserted in writing, or to the knowledge of the Company, orally, that the Bank has violated the terms, or is otherwise in breach, of the applicable participation agreement or similar document.

(f) Schedule 3.8(f) contains a complete list of all Loans or other extensions of credit the Bank has made to directors, officers and employees of the Bank or the Company, or any other person or entity that would be considered an insider of the Bank under Regulation O of the Federal Reserve.

(g) Schedule 3.8(g) contains a complete list of all Loans that have had their respective terms to maturity accelerated during the past twelve months, all Loan commitments or lines of credit that have been terminated by the Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances, and each borrower, customer or other party, if any, that has notified the Bank in writing during the past twelve months of any “lender liability” or similar claim or defense.

(h) Schedule 3.8(h) contains a complete list of the Bank’s other real estate owned (“OREO”) and other repossessed property. The OREO and the Bank’s other repossessed property are carried on the Financial Statements and the regulatory reports of the Company and the Bank in accordance with GAAP and as required by applicable regulatory requirements, respectively.

(i) To the Company’s knowledge, all guarantees of indebtedness owed to the Bank, including guarantees made by the Federal Housing Administration, the Small Business Administration, Freddie Mac, Fannie Mae, Sallie Mae and any other governmental agencies or government sponsored entity, are valid and enforceable and not subject to any defense of offset, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

Section 3.9 Properties and Assets.

(a) Real Property. Attached as Schedule 3.9(a) is a Schedule of Real Property, which sets forth a complete and correct list of all real property owned or leased by the Company or the Bank or in which either the Company or the Bank has an interest (other than as a mortgagee). Except as set forth on Schedule 3.9(a), no real property or improvements are carried on the Bank’s books and records as OREO. The Company and the Bank own, or have a valid right to use or a leasehold interest in, all real property used by them in the conduct of their respective businesses as such businesses are presently conducted. Except as set forth on Schedule 3.9(a), the ownership or leasehold interest of the Company or the Bank in such real property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or the Bank is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet, (iv) minor defects in title to real property or easements that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, (vi) pledges to secure public fund deposits, and (viii) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Company or the Bank, as the case may be, have been obtained and are in full force and effect.

(b) Personal Property. Attached as Schedule 3.9(b) is a Schedule of Tangible Personal Property, which sets forth a complete and correct list of all tangible personal property reflected as a capital asset in the Interim Balance Sheet. Except as set forth on Schedule 3.9(b), (i) the Company or the Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such owned property is owned free and clear of any Encumbrances, except for Permitted Encumbrances and (iii) all such property is in good working condition, normal wear and tear excepted.

(c) Assets. The assets reflected on the Interim Balance Sheet or identified in this Agreement or on the Schedules provided for herein include all of the material assets (i) owned by the Company or the Bank, except for those assets subsequently disposed of or purchased by the Company or the Bank for fair value in the Ordinary Course of Business, and (ii) necessary for use by the Company or the Bank in the conduct of their respective businesses.

Section 3.10 Material Contracts. Attached as Schedule 3.10 is a Schedule of Material Contracts, true and complete copies of which have been delivered to Buyer, except with respect to those Material Contracts described in Section 3.10(f) for which the Company has delivered to Buyer a complete and correct list and made available to Buyer copies of such items upon request. The term “Material Contracts” includes every contract, lease, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Company or the Bank is obligated on the date hereof, including the following:

(a) all consulting arrangements, and contracts for professional, advisory, and other services, including contracts under which the Company or the Bank performs services for others;

(b) all leases of real estate and material personal property;

(c) all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements pursuant to which total future payments are, in each instance, less than $10,000;

(d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or the Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company, including all Benefit Plans as defined in Section 3.20;

(e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or the Bank;

(f) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or a related or affiliated group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related or affiliated group of borrowers exceeds $250,000;

(g) all union and other labor contracts, if any;

(h) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers, directors or principal stockholders (as such terms are defined in 12 C.F.R. §215.2) of the Company or the Bank, any “affiliates” of the Company or the Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(i) any contract involving total future payments by the Company or the Bank of more than $10,000 or which requires performance by the Company or the Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or the Bank without penalty within 30 days after the date of this Agreement;

(j) except for provisions of the certificate of incorporation and by-laws of the Company and the charter and by-laws of the Bank, all contracts under which the Company or the Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);

(k) all joint venture or marketing agreements with any other person or entity; and

(l) all other material contracts and leases, whether written or oral, made other than in the Ordinary Course of Business of the Company or the Bank, to which the Company or the Bank is a party or under which the Company or the Bank is obligated.

Section 3.11 No Defaults. Except as set forth on Schedule 3.11, each of the Company and the Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or the Bank under any Material Contract that could give rise to a right of termination or claim for damages in excess of $5,000 under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or the Bank. To the knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or the Bank to enforce any of its rights under such Material Contract.

Section 3.12 Conflict of Interest Transactions. Except as set forth on Schedule 3.12, no officer, director or principal stockholder of the Company or the Bank or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Company or the Bank (other than the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Company or the Bank in the conduct of its business; or (b) has any financial, business or contractual relationship or arrangement with the Company or the Bank, excluding any agreements and commitments entered into in respect of the Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Bank.

Section 3.13 Investments.

(a) Set forth on Schedule 3.13(a) is a complete and correct list and description as of June 30, 2010, of all investment and debt securities, mortgage-backed and related securities, equity securities and securities purchased under agreements to resell that are owned by the Company or the Bank, other than in a fiduciary or agency capacity (the “Investment Securities”). The Company or the Bank, as applicable, has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances, and except to the extent such Investment Securities are pledged in the Ordinary Course of Business to secure obligations of the Company or the Bank. The Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b) Except as set forth on Schedule 3.13(b), and as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or the Bank freely to dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP, restrictions imposed after the date of this Agreement in connection with future borrowings permitted under this Agreement and in accordance with applicable laws. With respect to all material repurchase agreements to which the Company or the Bank is a party, the Company or the Bank, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c) Except as set forth on Schedule 3.13(c), neither the Company nor the Bank has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or the Bank to repurchase or otherwise reacquire any such Investment Securities.

(d) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or the Bank is bound.

Section 3.14 Compliance with Laws; Legal Proceedings.

(a) The Company and the Bank each are, and have been since January 1, 2009, in compliance with all federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks and their holding companies or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or the Bank or the assets owned, used, occupied or managed by either of them, except, in each case, for matters concerning such compliance that would not result in a Company Material Adverse Effect.

(b) The Company and the Bank hold all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses as currently conducted and the ownership of their respective current assets (collectively, “Licenses”), all Licenses are, and have been since January 1, 2009, in full force and effect, and the Company has received no notice (whether written or, to the knowledge of the Company, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(c) Except as set forth on Schedule 3.14(c), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or the Bank, or any of their respective officers, directors, employees or agents in their capacities as such, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or the Bank or any of their respective officers, directors, employees or agents in their capacities as such, from taking any action of any kind in connection with the business of the Company or the Bank. Except as set forth on Schedule 3.14(c), neither the Company nor the Bank has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Company, oral) of enforcement actions, or any criticism or recommended action that would reasonably be determined to be material to the assets and operations, taken as a whole, of the Company or the Bank, and neither the Company nor the Bank has any reasonable basis for believing that any such notice, threat, criticism or recommended action not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

Section 3.15 Insurance. Attached as Schedule 3.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which the Company or the Bank is named as an insured party or which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or the Bank, and which are owned or carried or paid for by the Company or the Bank. The premiums and costs with respect thereto are set forth on Schedule 3.15. Except as set forth on Schedule 3.15, neither the Company nor the Bank has (a) received notice (whether written or, to the knowledge of the Company, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts; or (b) given any notice of a claim or potential claim under any such insurance policy. Schedule 3.15 also contains a summary of the status of all direct and third party claims and notices of potential claims that have been filed, made or asserted by the Company, the Bank, any of their respective directors, officers, employees and agents under such insurance policies, and any third party claims for which coverage has been or will be sought under such insurance policies.

Section 3.16 Taxes.

(a) Except as set forth on Schedule 3.16(a), the Company and the Bank have each timely filed (including applicable extension periods) all Tax Returns required to be filed or delivered by the Company or the Bank, respectively, in connection with the Company’s or the Bank’s business and operations, all information included in such Tax Returns is accurate in all material respects, and all Taxes required to be shown on such Tax Returns as payable by the Company or the Bank with respect to the income of the Company or the Bank have been paid when due. No application for an extension of time for filing any Tax Return or consent to any extension of the period of limitations applicable to the assessment or collection of any Tax is in effect with respect to the Company or the Bank. Neither the Company nor the Bank is delinquent in the payment of any Taxes and adequate reserves for Taxes (including any penalties and interest) payable by the Company have been made on the books of the Company and on the most recent of the Financial Statements. Except as set forth on Schedule 3.16(a), the Company has not received any notice (whether written or, to the knowledge of the Company, oral) of any proposed audit or proposed deficiency for any Taxes due from the Company or the Bank with respect to the business and operations of the Company or the Bank, as the case may be, and there are no pending audits or claims with respect thereto.

(b) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including net income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer, recording, gross income, alternative or add-on minimum, environmental, goods and services, capital stock, profits, single business, employment, severance, stamp, unemployment, customs and duties taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 3.17 Environmental Laws and Regulations.

(a) Except as set forth on Schedule 3.17(a), the Company and the Bank, individually or, to the knowledge of the Company or the Bank, in any fiduciary capacity:

(i) have had and now have all material environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which they have been or are now engaged;

(ii) have been and are in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, “Environmental Laws”).

(b) Except as set forth on Schedule 3.17(b):

(i) there are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened or contemplated against, or involving, the Company or the Bank, any material assets of the Company or the Bank, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii) no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or the Bank; and

(iii) neither the Company nor the Bank:

(A) is or was a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;

(B) owns, operates, leases, subleases or, to its knowledge, holds a security interest in, or owned, operated, leased or subleased (A) any facility at which any Hazardous Substances were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;

(C) arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”); or

(D) is or was the holder of a security interest where the party giving the security is or was the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored in significant quantities, recycled or disposed and where either the Company or the Bank participates or participated in management decisions concerning the facility’s waste disposal activities.

(c) To the knowledge of the Company, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any material claim against, or result in any liability of, the Company or the Bank under any of the Environmental Laws.

(d) For purposes of this Section 3.17, “Hazardous Substance” shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

Section 3.18 Compliance Matters. Neither the Company nor the Bank has received any notice of non-compliance with the Bank Secrecy Act and other anti-money laundering laws, the Community Reinvestment Act (“CRA”), the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Truth in Lending Act, the Equal Credit Opportunity Act and other fair lending laws, the FACT Act, and the regulations promulgated under the foregoing. The most recent CRA rating the Bank received from the OCC was “satisfactory.” The Company knows of no facts or circumstances that would cause either the Company or the Bank to fail to comply with any such law or regulation or receive a less than satisfactory CRA rating.

Section 3.19 Company Regulatory Reports. Since January 1, 2008, the Company and the Bank have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or the Bank (the “Company Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith or have recorded an adequate reserve or accrual for the payment thereof. As of their respective dates, the Company Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed.

Section 3.20 Employee Benefit Plans.

(a) The Schedule of Material Contracts (attached as Schedule 3.10) includes a complete and correct list of each employee benefit plan (the “ERISA Plans”) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each compensation, consulting, change in control, retention, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Company or the Bank which the Company or the Bank maintains or contributes to (or, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) has maintained or contributed to since the date of its incorporation) or to which the Company or the Bank is a party or by which it is otherwise bound (collectively, together with the ERISA Plans, the “Benefit Plans”). None of the Benefit Plans is a “defined benefit plan” (as defined in Code Section

414(j)) or subject to Title IV of ERISA or the minimum funding requirements of Code Sections 412 or 430. Neither the Company nor the Bank has, nor has ever had, an affiliate that would be treated as a single employer together with the Company or the Bank (an “ERISA Affiliate”) under Code Section 414 other than the Company and the Bank with respect to each other. Neither the Company nor any ERISA Affiliate has maintained or contributed to any employee benefit plan or arrangement other than the Benefit Plans identified in Schedule 3.20 within the past six years. The Company has delivered or otherwise made available to Buyer copies of all Benefit Plans, including plan documents and all amendments thereto, plan agreements, trust agreements, recordkeeping or service agreements, insurance contracts, summary plan descriptions or summaries thereof if no written plan document or summary plan description is available, determination letters, actuarial reports, audit reports and annual reports on Form 5500 for each of the three (3) most recent plan years.

(b) Except as set forth on Schedule 3.20(b), neither the Company nor the Bank has entered into or maintained at any time any Benefit Plan which would require the payment of retention, separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or as a result of a “change in control” (as such term is defined in Code Section 280G) or which would cause an increase or acceleration of benefits (including the acceleration of the exercisability or vesting of any stock options or other stock rights) or benefit entitlements to employees or former employees of the Company or the Bank or any other increase in the liabilities of the Company or the Bank under any Benefit Plan as a result of the transactions contemplated by this Agreement.

(c) Neither the Company nor the Bank maintains or participates, and has ever maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Company, the Bank, any director or, to the knowledge of the Company, any employee of the Company or the Bank or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or, to the knowledge of the Company, any “prohibited transaction” (as defined in Code Section 4975(c)(1)) for which no exemption exists under Section 408(b) of ERISA or Code Section 4975(d) in connection with such ERISA Plan.

(d) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”) stating that the ERISA Plan as amended for the Economic Growth and Tax Relief Reconciliation Act of 2001 and GUST (as defined in IRS Revenue Procedure 2002-6) so qualifies and that its related trust or other funding instrument is tax exempt under Code Section 501. Nothing has occurred since the date of any such determination letter that would adversely affect such determination or the qualified tax exempt status of such ERISA Plan and its related funding instrument.

(e) Except as set forth on Schedule 3.20(e), each Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor (“DOL”), the Pension

Benefit Guaranty Corporation (“PBGC”) and the IRS under ERISA, the Code or any other applicable law. None of the Company, any ERISA Affiliate of the Company or any employee or third-party that is a fiduciary with respect to any Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Company nor the Bank anticipates any such submission of any Benefit Plan. No audits, inquiries, reviews, proceedings, claims or demands are pending with the IRS, DOL, PBGC or any other Governmental Authority.

(f) Other than routine claims for benefits submitted by participants and beneficiaries under the Benefit Plans, none of which are material in amount, there is no litigation, claim or assessment pending or, to the knowledge of the Company, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Benefit Plans that alleges a violation of applicable state or federal law. To the knowledge of the Company, there is no reasonable basis for any such litigation, claim or assessment.

(g) No Benefit Plan fiduciary or any other person has, or has had, any liability to any Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h) All accrued contributions and other payments to be made by the Company or the Bank to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements. Neither the Company nor the Bank is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

(i) Except as set forth on Schedule 3.20(i), (i) no Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Code Section 162(m), and (ii) neither the Company nor any ERISA Affiliate is legally obligated to make a payment either before or after the Closing that would constitute an “excess parachute payment” within the meaning of Code Section 280G.

(j) Neither the Company nor the Bank participates in any “multiple employer welfare arrangements” as defined under Section 3(40) of ERISA or any multiple employee plans within the meaning of Code Section 413(c).

(k) Except as set forth on Schedule 3.20(k), (i) neither the Company nor the Bank provides or has ever provided medical or other benefits to former employees, and (ii) there are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement or post-employment benefits to be paid under any of the Benefit Plans, except as required by Section 601 of ERISA.

(l) The Company has complied, and is in compliance with, (i) the requirements of the applicable health care continuation and notice provisions of COBRA and any similar state law and (ii) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations promulgated thereunder.

(m) To the extent that any Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, such Benefit Plan has been amended to conform to the requirements of, and operated in compliance with, Code Section 409A, including the final regulations promulgated thereunder. No award of equity, equity rights or an option to purchase any equity interest has been made under any Benefit Plan with an exercise price less than fair market value as of the grant date or which has been backdated, altered or granted with an effective date which is other than the date on which the award was actually made.

(n) There is no unfunded actual or potential liability relating to any Benefit Plan that is not reflected in the Financial Statements or, with respect to accruals properly made after the date of the Interim Balance Sheet, in the books and records of the Company.

Section 3.21 Technology and Intellectual Property.

(a) Schedule 3.21 sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Company or the Bank or material to the conduct of the Company’s or the Bank’s business as presently conducted. The items on Schedule 3.21, together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Company constitute the “Intellectual Property.”

(b) Except as set forth on Schedule 3.21, the Company or the Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Company and the Bank to use the Intellectual Property in the conduct of their respective businesses as presently conducted in all material respects. Neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral) alleging that the Company or the Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the knowledge of the Company, it has not committed any such violation or infringement. Except as set forth on Schedule 3.21, to the knowledge of the Company, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Company or the Bank will be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or the Bank is a party or by which it is bound, or that use of such Intellectual Property by the Company or the Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject Buyer, the Company or the Bank to material liability of any kind, under any such contract.

(c) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Bank in connection with their respective businesses. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Bank. To the knowledge of the Company or the Bank, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Company, no person or entity has gained unauthorized access to the IT Assets. The Company and the Bank have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Company and except for “off the shelf” software licensed by the Company or the Bank in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

Section 3.22 No Adverse Change. Other than as specifically disclosed in this Agreement, the Financial Statements, or the Schedules delivered pursuant to this Agreement, since December 31, 2009, there has not occurred (a) any Company Material Adverse Effect or (b) any change or condition, event, circumstance, fact or other occurrence that may reasonably be expected to have or result in a Company Material Adverse Effect.

Section 3.23 Conduct of Business in Normal Course. Except as set forth on Schedule 3.23 and for actions taken in connection with negotiating the sale of the Company and entering into this Agreement, including the incurrence of Transaction Expenses, since December 31, 2009 the businesses of each of the Company and the Bank have been conducted only in the Ordinary Course of Business.

Section 3.24 Change in Business Relationships. Except as set forth on Schedule 3.24, since December 31, 2009, neither the Company nor the Bank has received notice (whether written or, to the knowledge of the Company, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Company or the Bank intends to discontinue, diminish or change its relationship with the Company or the Bank, the effect of which would be material to the financial condition or operations of the Company or the Bank, or (b) that any executive officer of the Company or the Bank intends to terminate or substantially alter the terms of his or her employment. There are no unresolved complaints or disputes with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that might or could have a Company Material Adverse Effect.

Section 3.25 Fiduciary Accounts; Trust Activities. The Bank possesses all necessary licenses, consents and approvals to operate its Trust Department and engage in fiduciary activities. The Bank has lawfully and properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, and in each case in accordance with the terms of the governing documents and applicable laws and regulations in all material respects. Neither the Bank nor any of its directors, officers or employees has committed any breach of trust or violated any applicable law or regulation with respect to any fiduciary account. The records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account. Except as set forth on Schedule 3.25, there is no litigation, claim or assessment pending or, to the knowledge of the Company, threatened by, on behalf of, or against the Bank or any of its officers or directors that arises out of or relates to the Bank’s fiduciary activities, and, to the knowledge of the Company, there is no reasonable basis for any such litigation, claim or assessment.

Section 3.26 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.26, neither the Company nor the Bank has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

Section 3.27 Code Sections 280G and Section 409A. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code or would be subject to an excise tax or penalty under Section 409A of the Code.

Section 3.28 Proxy Statement Information. None of the information relating to the Company or the Bank that will be included in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of the Company and up to and including the date of the Stockholders Meeting, will be false or misleading in any material respect or omit to state a fact therein necessary to make such statements not misleading in any material respect.

Section 3.29 No Claims. Neither the Company nor the Bank has received or is otherwise aware of any indemnification claim made by any director, officer, employee or other person under the governing documents of the Company or the Bank or any other agreement to which the Company or the Bank is a party and neither the Company nor the Bank has any reason to believe that any such director, officer, employee or other person intends to or is considering the filing of any such claim.

Section 3.30 No Omissions. None of the representations and warranties contained in Article 3 or in the Schedules provided for herein by the Company is false or misleading in any material respect or omits to state a fact necessary to make such statements not misleading in any material respect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

CONCERNING BUYER AND MERGER CO.

As a material inducement to the Company to enter into and perform its obligations under this Agreement, Buyer and Merger Co. jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authorization; No Violations. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly and validly authorized by the board of directors of Buyer, do not violate or conflict with Buyer’s articles of incorporation or by-laws, the Maryland General Corporation Law (the “MGCL”), or any applicable law, court order or decree to which Buyer is a party or subject, or by which Buyer is bound, and require no further corporate or stockholder approval on the part of Buyer. The execution and delivery of this Agreement and the performance of Merger Co.’s obligations hereunder have been duly and validly authorized by the board of directors of Merger Co., do not violate or conflict with Merger Co.’s certificate of incorporation or by-laws, the DGCL or any applicable law, court order or decree to which Merger Co. is a party or subject, or by which Merger Co. is bound, and require no further corporate or stockholder approval on the part of Merger Co. The execution and delivery of this Agreement and the performance of Buyer’s and Merger Co.’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Buyer or Merger Co. or their respective properties are bound, which would reasonably be expected to have a Buyer Material Adverse Effect. This Agreement, when executed and delivered, and subject to the approvals described in Section 4.3, will be a valid, binding and enforceable obligation of Buyer and Merger Co., subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

Section 4.3 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Buyer or Merger Co. of this Agreement and the consummation by Buyer and Merger Co. of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 4.3, (b) the filing by Buyer of the Regulatory Filings; and (c) the filing of the Certificate of Merger with the Delaware Secretary of State under Section 251 of the DGCL.

Section 4.4 Compliance with Laws; Legal Proceedings.

(a) Buyer and its subsidiaries (including Merger Co.) each are, and have been since January 1, 2009, in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or thrifts or the business of banking, operating a thrift or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Buyer or any of its subsidiaries or the assets owned, used, occupied or managed by Buyer or any of its subsidiaries, except in each case for such noncompliance which individually or in the aggregate would not have a Buyer Material Adverse Effect. “Buyer Material Adverse Effect” shall mean any event, condition or change which (individually or in the aggregate with all other such events, conditions or changes) has had or would reasonably be expect to have a material adverse effect on the ability of Buyer to consummate the Merger or perform its obligations under this Agreement.

(b) Buyer and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses as currently conducted and the ownership of their respective current assets.

(c) To the knowledge of Buyer, except as would not reasonably be expected to have a Buyer Material Adverse Effect:

(A) there are no claims, actions, suits or proceedings pending or, to the knowledge of Buyer or Merger Co., threatened or contemplated against or affecting Buyer or Merger Co., at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise;

(B) there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Buyer or Merger Co. from taking any action of any kind in connection with the business of Buyer or Merger Co; and

(C) neither Buyer nor Merger Co. has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of Buyer or Merger Co., oral) of enforcement actions, or any criticism or recommended action that would reasonably be determined to be material to the assets and operations, taken as a whole, of Buyer or Merger Co., and neither Buyer nor Merger Co. has any reasonable basis for believing that any such notice or threat, criticism or recommendation not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.

Section 4.5 Buyer Regulatory Reports. Except for matters which would not reasonably be expected to have a Buyer Material Adverse Effect, since January 1, 2009, Buyer and its subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Office of Thrift Supervision (the “OTS”), the Federal Reserve and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Buyer or its subsidiaries (the “Buyer Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith or have recorded an adequate reserve or accrual for the payment thereof. As of their respective dates, the Buyer Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed.

Section 4.6 No Adverse Change. Since June 30, 2010, there has not occurred or been permitted to continue (a) any Buyer Material Adverse Effect, or (b) any change, condition, event, circumstance, fact or other occurrence that may reasonably be expected to have or result in a Material Adverse Effect on Buyer.

Section 4.7 Brokers’ and Finders’ Fees. Neither Buyer nor Merger Co. has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

Section 4.8 Financial Ability. On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the Merger Consideration payable hereunder.

Section 4.9 Proxy Statement Information. None of the information relating to Buyer or any of its subsidiaries supplied or to be supplied by Buyer to the Company for inclusion in the Proxy Statement, as of the date such information is provided to the Company, will be false or misleading in any material respect or omit to state a fact therein necessary to make such statements not misleading in any material respect; provided, however, that Buyer and Merger Co. make no representation or warranty with respect to any information that the Company will supply specifically for use in the Proxy Statement.

Section 4.10 No Share Ownership. Except as set forth in this Agreement, none of Buyer, Merger Co. or any of their affiliates owns, beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock.

Section 4.11 No Omissions. None of the representations and warranties contained in Article 4 or in the Schedules provided for herein by Buyer or Merger Co. is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

ARTICLE 5

AGREEMENTS AND COVENANTS

Section 5.1 Conduct of Business. During the period commencing on the date hereof and continuing until the Effective Time, the Company shall conduct the Company’s business and shall cause the Bank to conduct its business in the Ordinary Course of Business. Without limiting the foregoing, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a) no change shall be made in the certificate of incorporation or by-laws of the Company or the articles of association or by-laws of the Bank;

(b) no change shall be made in the capitalization of the Company or the Bank or in the number of issued and outstanding shares of Company Common Stock;

(c) the compensation of officers or employees of the Company or the Bank shall not be increased nor any bonuses paid;

(d) the Bank shall not make or commit to make any new Loans, except for (i) consumer Loans in principal amounts not exceeding $100,000; (ii) conforming FNMA, FHLMC or FHA residential first mortgage Loans with maturity dates or adjustable interest rate reset dates of ten years or less; (iii) any new Loans that have been agreed to be purchased by an investor in the secondary market pursuant to a binding commitment; and (iv) other Loans in principal amounts of less than $250,000 that are adequately and appropriately secured by first liens on multifamily, non-residential real estate or business assets in conformance with the Bank’s Loan Policy and the regulations and standards of the OCC; provided, however, that nothing in this Section 5.1(d) shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that the Bank shall be permitted to make a Loan in the Ordinary Course of Business that is otherwise prohibited by this subsection if the Bank has made a written request for permission to make an otherwise prohibited Loan and has provided the Chairman (or his designee) of Buyer with a complete loan package for such new Loan, in a form consistent with the Bank’s policies and practice, and the Chairman (or his designee) of Buyer has failed to respond to such request within five (5) business days after delivery of such request and such information;

(e) except as set forth on Schedule 5.1(e), the Bank shall not renew, extend the maturity date on or otherwise modify or amend any existing Loan that (i) is rated “W,” “Watch,” “Substandard,” “Special Mention,” or “Doubtful” under the Bank’s loan risk rating system; (ii) is considered “impaired” under GAAP or the regulations and standards of the OCC; (iii) has been the subject of a charge-off or has been or is classified as a troubled debt restructuring; (iv) involves a borrower, a guarantor or an affiliated group of borrowers or guarantors to which the Bank has a total credit exposure of $250,000 or more; (v) was made or used to construct or rehabilitate improvements to real property or to acquire raw or improved parcels of land or (vi) is listed on the schedules provided for in Section 2.1 or Section 7.8; provided, however, that nothing in this Section 5.1(e) shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement; provided, further, that the Bank shall be permitted to renew, extend the maturity date on or otherwise modify or amend any existing Loan in the Ordinary Course of Business that is otherwise prohibited by this subsection if the Bank has made a written request for permission to take such action and has provided the Chairman (or his designee) of Buyer with a complete loan package for such renewal, extension, modification or amendment, in a form consistent with the Bank’s policies and practice, and the Chairman (or his designee) of Buyer has failed to respond to such request within five (5) business days after delivery of such request and such information;

(f) no dividends or other distributions shall be declared or paid by the Company or by the Bank;

(g) the Company and the Bank shall each use their commercially reasonable efforts to maintain their present insurance coverage in respect to its properties and business;

(h) no material changes shall be made in the general nature of the business conducted by the Company or the Bank;

(i) no employment, change of control, severance, consulting or similar agreements shall be entered into by the Company or the Bank that are not terminable by the Company or the Bank on 30 days’ or fewer notice without penalty or obligation, nor shall the Bank terminate the employment of any officer without first notifying Buyer;

(j) except as expressly provided in this Agreement, neither the Company nor the Bank shall take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(k) the Company and the Bank shall file all Tax Returns in a timely manner (including applicable extension periods) and shall notify Buyer of any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;

(l) neither the Company nor the Bank shall (i) make any expenditure for fixed assets in excess of $5,000 for any single item or $10,000 in the aggregate (except for emergency repairs of which the Company or the Bank shall promptly notify Buyer), or (ii) enter into leases of fixed assets having an annual rental in excess of $5,000 or a term of more than one year;

(m) neither the Company nor the Bank shall incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business;

(n) neither the Company nor the Bank shall take or fail to take any action that will cause a breach by the Company or the Bank of, or default by the Company or the Bank under, any Material Contract;

(o) the Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any transaction of the kind referred to in Section 3.12, unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(p) the Bank shall only purchase or invest in obligations of the government of the United States or agencies of the United States or state or local governments on terms and in a manner and amount consistent with the Bank’s Ordinary Course of Business;

(q) the Bank shall not accept or renew any amount of brokered or wholesale deposits;

(r) the Bank shall not make any additional borrowings from the Federal Home Loan Bank of Chicago; and

(s) no changes of a material nature shall be made in either the Company’s or the Bank’s accounting procedures, methods, policies or practices or the manner in which the Company or the Bank maintain their records.

Section 5.2 Access to Information.

(a) To the extent permissible under applicable law and pending the Closing, representatives of Buyer shall, during normal business hours and on reasonable advance notice to the Company, be given reasonable access to the Company’s and the Bank’s records and business activities and be afforded the opportunity to observe their business activities and consult with their officers, employees and vendors regarding the same on an ongoing basis and to plan integration and transitional matters; provided, however, that the foregoing actions do not interfere with the business operations of the Company and the Bank. Buyer will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with Section 10.3.

(b) At Buyer’s request, the Company and the Bank will permit Buyer’s Chairman or his designee to attend, as an observer, the meetings of the Bank Board, and to permit Buyer’s Chairman and his designees to attend, also as observers, meetings of the Bank’s loan committees, provided that the Company or the Bank may exclude Buyer’s Chairman and other representatives from attending any portion of any meeting that relates to: (i) any matter referenced in Section 5.2(c); or (ii) any Acquisition Proposal, this Agreement or the Merger. It is understood by the parties that Buyer’s representatives will not have any voting rights with respect to matters discussed at these meetings and will participate in discussions only when invited to do so, and that Buyer is not managing the business or affairs of the Company or Bank.

(c) Notwithstanding anything contained herein to the contrary, neither the Company nor the Bank shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Company or the Bank or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the Ordinary Course of Business.

Section 5.3 Meeting of Stockholders of the Company. As soon as reasonably practicable after the date of this Agreement, the Company shall call and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Company’s certificate of incorporation, its by-laws and the DGCL (the “Stockholders Meeting”). The Company shall, through the Company Board, recommend to its stockholders, except under circumstances in which the Company Board determines, after consultation with outside legal counsel, that doing so is reasonably likely to result in a breach of its fiduciary duties under applicable law, adoption of this Agreement and the Merger. The Company shall prepare and mail to its stockholders in connection with the Stockholders Meeting a proxy statement reasonably acceptable to Buyer and the Company and in compliance with applicable law (the “Proxy Statement”).

Section 5.4 Regulatory Filings. Subject to the Company’s cooperation with Buyer, on or prior to September 14, 2010, Buyer will file the Bank Merger Application and will file or submit the other Regulatory Filings within seven (7) business days thereafter. The Company will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Buyer, in its sole reasonable discretion, or to change the business practices of Buyer or any of its subsidiaries in a manner not acceptable to Buyer, in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, Buyer shall provide the Company and its counsel with a copy of such applications (but excluding any information contained therein regarding Buyer and its business or operations for which confidential treatment has been requested) and a reasonable opportunity to comment thereon, and thereafter shall promptly as practicable advise the Company and its counsel of any material communication received by Buyer or its counsel from any regulatory authorities with respect to such applications.

Section 5.5 Reasonable and Diligent Efforts. Subject to the terms and conditions of this Agreement, the Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as reasonably practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 7.3 and 8.4) or that would cause any of the representations contained herein to be or become untrue.

Section 5.6 Business Relations and Publicity. The Company shall use reasonable and diligent efforts to preserve the reputation and relationship of the Company and the Bank with suppliers, clients, customers, employees, and others having business relations with the Company or the Bank. Buyer and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or with respect to employee information meetings conducted on a need-to-know basis, neither Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Buyer to the content of any communication to the Company’s stockholders, employees and vendors. Nothing herein shall impose any restrictions or limitations on Buyer with respect to disclosures that are required by any state of federal securities law or the rules of the Securities and Exchange Commission.

Section 5.7 No Conduct Inconsistent with this Agreement.

(a) The Company shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, facilitate or encourage inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Company or the Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of either the Company or the Bank within the meaning of 12 U.S.C.A. §1817(j) (disregarding the exceptions set forth in 12 U.S.C.A. §1817(j)(17)) and the regulations of the Federal Reserve thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, in the event that the Company Board determines in good faith and after consultation with outside legal counsel, that an Acquisition Proposal which was not solicited by or on behalf of the Company or the Bank and did not otherwise result from a breach of Section 5.7(a) constitutes or is reasonably likely to result in a Superior Acquisition Proposal and that failure to pursue such Acquisition Proposal is reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company Board may, so long as the Company complies at all times with its obligations under Section 5.7(c), (i) furnish information with respect to the Company or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement, (ii) participate in discussions or negotiations regarding such Acquisition Proposal, (iii) withdraw, modify or otherwise change in a manner adverse to Buyer, the Company’s recommendation to its stockholders with respect to this Agreement and the Merger, and/or (iv) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to this Section 5.7(b) unless and until (A) five (5) business days have elapsed following the delivery to Buyer of a written notice of such determination by the Company Board and during such five (5) business-day period, the Company and the Bank otherwise cooperate with Buyer with the intent of enabling the Parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected, and (B) at the end of such five (5) business-day period the Company Board continues, in good faith and after consultation with outside legal counsel, to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean an Acquisition Proposal (excluding any Acquisition Proposal the terms of which were made known to the Company Board prior to the date of this Agreement) containing terms which the Company Board determines, in its good faith judgment and after delivery of a fairness opinion from Hovde Financial, Inc. or another experienced and reputable third-party financial advisor, to be more favorable from a financial perspective than the Merger.

(c) In addition to the obligations of the Company set forth in Section 5.7(a) and 5.7(b), the Company shall immediately advise Buyer orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. The Company shall keep Buyer reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

Section 5.8 Board of Directors’ Notices and Minutes. The Company shall give prior written notice to Buyer of all meetings of the Bank Board and any of its committees, and if known, the agenda for or business to be discussed at such meetings. To the extent permissible under applicable law, the Company shall promptly transmit to Buyer copies of all notices, minutes, consents and other materials that the Company or the Bank provides to their directors, other than materials (a) relating to any Acquisition Proposal, subject to the Company’s compliance with Section 5.7, (b) relating to this Agreement or the Merger or (c) the receipt of which would result in a waiver of an attorney-client privilege with respect to the Company or the Bank. Buyer agrees to hold in confidence all such information in accordance with Section 10.3.

Section 5.9 Disclosure Schedules, Updates and Notifications.

(a) From and after the date hereof to the Effective Time, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that does or could reasonably be expected to cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in any material respect as of the Closing Date, such Party shall promptly give detailed written notice thereof to the other Parties and use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other Party. In addition, from and after the date hereof to the Effective Time, and at and as of the Effective Time, each Party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly written updates (“Disclosure Schedule Updates”) to the other Party with respect to any matter hereafter arising and not disclosed herein or in the Schedules that would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. The Disclosure Schedule Updates shall be provided by each Party to the other Parties on or before the 25th day of each calendar month. A matter identified in a Disclosure Schedule Update that causes any warranty or representation to be breached shall not cure or be deemed to cure such breach.

(b) The Company’s disclosure of a matter in the Schedules, including, without limitation, the disclosure of a pending litigation matter, regulatory proceeding, governmental audit or investigation or potential environmental condition, shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article 3 or in the Schedules or a Company Material Adverse Effect.

(c) Buyer’s disclosure of a matter in the Schedules shall not prevent any future adverse development that may occur with respect to such matter from being a breach of the warranties and representations contained in Article 4 or in the Schedules or a Buyer Material Adverse Effect.

Section 5.10 Indemnification and Insurance.

(a) Buyer does not assume, and shall not be liable for, any obligations of the Company (or any obligations of the Surviving Corporation) with respect to indemnification under the Company’s certificate of incorporation or bylaws, the DGCL, or any contract or agreement of the Company that imposes indemnification obligations on the Company. Buyer shall not be obligated to provide the Surviving Corporation with any funds that may be necessary to satisfy any indemnification obligations of the Surviving Corporation.

(b) The Surviving Corporation may indemnify (as determined by, and in the sole discretion of, the board of directors of the Surviving Corporation) a former director or officer of the Company or the Bank for an act or omission occurring prior to the Effective Time to the extent, and only to the extent, that (i) the Company or the former director or officer has made a timely claim under the directors’ and officers’ liability insurance policies that the Company maintained with Progressive Insurance Company (the “Progressive Policy”) and/or XL Specialty Insurance Company (the “XL Policy”), or any tail coverages that are acquired with respect to the Progressive Policy or the XL Policy, based on such act or omission; and (ii) funds with respect to such claim are actually disbursed to the Surviving Corporation or the former director or officer under the Progressive Policy and/or the XL Policy or the applicable tail policies. Nothing in this Section 5.10(b) shall require Merger Co. to pay any amount, including deductibles or retentions applicable to the Progressive Policy or the XL Policy, that are not paid pursuant to the Progressive Policy and/or the XL Policy, or to advance any defense, settlement or other costs and to any director or officer of the Company or the Bank with respect to an act or omission for which indemnification has been requested by such person.

(c) Neither the Bank Merger nor anything in this Agreement or the transactions contemplated hereby shall (i) cause BankFinancial to assume any greater indemnification obligations than those provided for in the provisions of the Bank’s charter as of the date hereof that permit, but do not obligate, the Bank Board to authorize indemnification under certain circumstances, or (ii) obligate, require or make it mandatory for BankFinancial to indemnify any former director or officer of the Bank.

(d) To the maximum extent permitted by law, the Company shall cause each director and officer of the Company and the Bank to waive any statutory or other right to indemnification from Buyer, BankFinancial and the Bank and cause each such director and officer to deliver a release in a form reasonably acceptable to Buyer. Upon receipt of all such releases and subject to the reasonable approval of Buyer, the Company may purchase tail coverage under the Company’s directors’ and officers’ insurance policy for liabilities and claims arising out of any actions taken or omissions by directors and officers prior to the Effective Time in their capacities as directors and officers of the Company or Bank. If tail coverage is purchased, all costs and expenses incurred directly or indirectly by the Company or the Bank associated with such tail coverage shall constitute a Transaction Expense.

Section 5.11 Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Buyer a monthly balance sheet and income statement of the Company and the Bank as of the end of each month promptly after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

Section 5.12 Appraisal Rights. The Company will give Buyer prompt written notice of any written notice or demands for appraisal for any Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the DGCL, including the name of each dissenting stockholder and the number of shares of Company Common Stock to which the dissent relates. Buyer will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Buyer’s prior written consent.

Section 5.13 Environmental Surveys.

(a) As soon as practicable, but in no event later than sixty (60) days after the date of this Agreement, Buyer shall have the right, at its sole option and cost, to obtain a Phase I environmental audit (the “Phase I Audit”) of any real property or facilities owned by either the Company or the Bank in the conduct of their respective businesses, conducted by an independent environmental consultant selected by Buyer. Buyer shall have no duty to act for the benefit of the Company or any other person upon any information produced by the Environmental Audit, but shall provide such information to the Company as soon as practicable after such information becomes available to Buyer.

(b) If the Phase I Audit discloses any material violation of Environmental Laws or condition relating to the environment, human health or safety which could reasonably be expected to have a Company Material Adverse Effect (an “Environmental Material Adverse Effect”), then the Company shall promptly obtain, at the Company’s sole cost, a Phase II environmental audit with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work which may be necessary to address those conditions in accordance with applicable laws and regulations (such report collectively referred to with the Phase I Audit, as the “Environmental Audit”).

(c) Upon receipt of the Environmental Audit and the estimate of the costs of remediation and all follow-up necessary to address the conditions described therein, Buyer and the Company shall attempt to agree in good faith upon a course of action for remediation of any environmental condition suspected, found to exist or that would tend to be indicated by the Environmental Audit.

Section 5.14 Pre-Closing Adjustments. The Company agrees that it shall, and shall cause the Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make or not make additional provisions to the Bank’s allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any Loan; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of the Merger Co., on a consolidated basis after the Effective Time, in any case as Buyer shall reasonably request; provided, however, that neither the Company nor the Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as the Company shall have received reasonable assurances in writing that all conditions precedent to Buyer’s and Merger Co.’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied, and no such adjustment which the Company or the Bank would not have been required to make but for the provisions of this Section 5.14 in and of itself shall result in a breach of any warranty or representation made herein, have any effect on the minimum financial thresholds set forth in Section 7.8, change the amount of the Per Share Merger Consideration to be paid to the Holders, or delay the Closing or Buyer’s receipt of the required regulatory approvals of the Merger, the Bank Merger and all other transactions contemplated by this Agreement.

ARTICLE 6

EMPLOYEE BENEFIT MATTERS

Section 6.1 Benefit Plans. Schedule 6.1 lists all of the employees of the Company and the Bank (the “Employees”). Buyer and the Company Board shall together review the Benefit Plans and the coverages provided thereunder. The Company Board shall cause the Company to terminate, effective prior to the Effective Time, all Benefit Plans, in a manner reasonably acceptable to Buyer in its sole discretion. Effective as of the Effective Time, each full-time Employee shall become eligible for and entitled to participate in Buyer’s benefit plans on substantially the same terms and conditions as all other employees of Buyer and its subsidiaries; provided, however, that Employees shall not be entitled to credit for years of service with the Company or the Bank for purposes of determining eligibility, vesting or applicable waiting periods under Buyer’s employee stock ownership plan. To the extent permitted by applicable law, the Company shall cause its health insurance provider to (i) provide to Buyer a schedule of de-identified information regarding the claims experience of insured persons under the applicable Benefit Plans, and (ii) inform Buyer (in a manner consistent with HIPAA confidentiality requirements) of whether such health provider is aware of any significant pre-existing conditions of any insured persons that are not reflected in such schedule. Buyer reserves the right to change or terminate its employee benefit plans at any time.

Section 6.2 No Rights or Remedies. Nothing in this Article 6 shall confer upon any Employee or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO

OBLIGATIONS OF BUYER AND MERGER CO.

Unless the conditions are waived by Buyer or Merger Co., all obligations of Buyer and Merger Co. under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1 Representations and Warranties; Performance of Covenants and Agreements. Each of the representations and warranties contained in Article 3 of this Agreement (other than those contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.26 (the “Fundamental Representations”)) shall be true and correct in all respects (disregarding any qualifications as to knowledge, materiality or Company Material Adverse Effect contained therein) as of the Closing Date (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date) without giving effect to any disclosure made after the date hereof, except to the extent that collectively the failures of such representations and warranties to be true and correct would not reasonably be expected to have, and have not had, a Company Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects as of the Closing Date. The Company shall have performed in all other agreements herein required to be performed by the Company (including those set forth in Article 5) on or before the Closing.

Section 7.2 Closing Certificate. Buyer shall have received a certificate of the Company signed by the chief executive officer or the chief financial officer of the Company, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request, as to the fulfillment of the conditions to the obligations of Buyer set forth in this Agreement that are required to be fulfilled by the Company on or before the Closing.

Section 7.3 Regulatory and Other Approvals. Buyer shall have obtained, in accordance with the filings and requests set forth in Section 5.4, the approval of the OTS, the OCC and all other appropriate Governmental Authorities of the transactions contemplated by this Agreement, the Merger and the transactions contemplated by the Bank Merger Agreement, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

Section 7.4 Approval of Merger and Delivery of Agreement. This Agreement, and the Merger shall have been approved by the stockholders of the Company in accordance with the Company’s certificate of incorporation, by-laws and the DGCL, and the proper officers of the Company shall have executed and delivered to Buyer the Certificate of Merger, in the form prepared by Buyer, subject to the Company’s review, and suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. The Holders of not more than 5% of the shares of Company Common Stock shall have given written demand for appraisal rights in accordance with the DGCL. The Bank Merger Agreement shall have been approved by the Bank Board and by the Company in its capacity as the sole stockholder of the Bank.

Section 7.5 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that Buyer believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Company or the Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Company Material Adverse Effect.

Section 7.6 Opinion of Counsel. Buyer shall have received the opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel for the Company, dated as of the Closing Date, and in form substantially similar to Exhibit C and reasonably satisfactory to Buyer and its counsel.

Section 7.7 No Adverse Changes. Except as set forth in Schedule 7.7, since June 30, 2010, there shall have been no Company Material Adverse Effect.

Section 7.8 Minimum Financial Thresholds.

(a) The Adjusted Stockholders’ Equity (excluding any provisions made to the Bank’s general loan loss reserve after June 30, 2010) shall not be less than $3,511,000. “Adjusted Stockholder’s Equity” shall mean, the Company’s consolidated stockholders’ equity calculated in accordance with GAAP, but excluding (i) any adjustment required pursuant to SFAS No. 115 due to changes in unrealized securities gains and losses occurring after June 30, 2010; (ii) changes in the deferred tax position of the Company after June 30, 2010 and any deferred tax asset valuation allowance established by the Company after June 30, 2010, each in accordance with GAAP; and (iii) any Transaction Expenses in excess of the Transaction Expense Limit.

(b) The Special Assets of the Company and the Bank shall not in the aggregate exceed $36,000,000. “Special Assets” shall mean the sum of the Potentially Impaired Loans, Adjusted Non-Accrual Loans, Adjusted OREO and Impaired Loans of the Company and the Bank. For the purposes of this Section 7.8(b):

(i) “Potentially Impaired Loans” shall mean all Loans for which principal and/or interest is 45 or more days past due and for which interest is accruing, and all Loans that have been or are required to be classified as “Troubled Debt Restructurings” pursuant to GAAP and/or the regulations and standards of the OCC;

(ii) “Adjusted Non-Accrual Loans” shall mean all Loans have been or are required to be classified as “nonaccrual” pursuant to GAAP and/or the regulations and standards of the OCC, net of provisions to and charge-offs against the Bank’s allowance for loan and lease losses that occur after June 30, 2010 and are either identified on Schedule 7.8(b) as impairments or charge-offs or on Schedule 2.1(a)(ii) as “Beginning Loss Amounts” (collectively, the “Permitted SFAS 114 Reserves and Charge-Offs”).

(iii) “Adjusted OREO” shall mean the OREO of the Company and the Bank, plus any charge-offs taken against OREO after June 30, 2010 that are not Permitted SFAS 114 Reserves and Charge-Offs.

(iv) “Impaired Loan” shall mean any Loan not covered by clauses (i) through (iii) above for which a SFAS 114 reserve was established before or is established or required after June 30, 2010, or for which a charge-off was taken before or is taken or required after June 30 2010, pursuant to GAAP and the regulations and standards of the OCC.

(c) Excluding general, unallocated reserves required by GAAP and the regulations and standards of the OCC, the aggregate provisions to and charge-offs against the Bank’s allowance for loan and lease losses after June 30, 2010 that are not Permitted SFAS 114 Reserves and Charge-Offs shall not exceed $500,000.

(d) The Company’s Primary Capital shall not be less than $6,759,000. “Primary Capital” shall mean the Adjusted Stockholders’ Equity plus the Bank’s allowance for loan and lease losses, calculated in accordance with GAAP and the regulations and standards of the OCC, net of any charge-offs against the Bank’s allowance for loan and lease losses that occur after June 30, 2010 and are either identified on Schedule 7.8(b) as impairments or on Schedule 2.1(a)(ii) as “Beginning Loss Amounts.”

(e) A report that sets forth the calculation of the minimum financial thresholds set forth in clauses (a) through (d) of this Section 7.8 shall be prepared by the Company and reviewed by the Company’s independent auditor in accordance with procedures acceptable to Buyer and applicable SSARS. Such report shall be prepared using the most recent appraisals with respect to collateral securing any Loan, which appraisals shall be prepared in accordance with Section 2.1(c) and shall be subject to the reasonable approval of Buyer. The Company shall deliver such report, together with a certification from the Company’s independent auditor, to Buyer within five business days prior to the Effective Time.

Section 7.9 Voting Agreement. Buyer shall have received a Voting Agreement, in the form attached hereto as Exhibit D, executed by each of those stockholders of the Company identified on Schedule 7.9.

Section 7.10 Non-Renewal of Seven Bridges Drive. The Company shall have provided Buyer with written evidence that all required notices have been given and all other necessary steps have been taken to effect the non-renewal of the lease of real property located at 3520 Seven Bridges Drive, Suite 105, Woodridge, IL 60517, effective upon the expiration of the current lease term.

Section 7.11 Change of Control Agreements. The Change of Control Agreements set forth in the Schedule of Material Contracts (attached as Schedule 3.10) shall have been terminated and replaced with agreements between Buyer and each of the executives set forth on Schedule 7.11, which shall be in full force and effect.

Section 7.12 Consents. The Company shall have obtained or caused to be obtained (a) all written consents or approvals of the Merger as may be required or are determined by Buyer to be advisable under the Material Contracts set forth on Schedule 3.5, including any required consents or approvals relating to the Bank’s lease of its parking lot from the Village of Downers Grove, Illinois, each of which shall be satisfactory to Buyer in form and substance.

Section 7.13 Bank Merger Agreement. The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

Section 7.14 Adequate Regulatory Assurances. Buyer shall have received assurances from the OCC that any OCC memorandum, order, directive or other enforcement measure to which the Bank may be a party on the Closing Date will be terminated or rescinded prior to or at the effective time of the Bank Merger, and such assurances shall be acceptable to Buyer in all respects.

Section 7.15 Other Documents. Buyer shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Company with the terms and conditions of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS

OF THE COMPANY

Unless the conditions are waived by the Company, all obligations of the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1 Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article 4 of this Agreement (other than those contained in Sections 4.1, 4.2 and 4.7 (the “Buyer Fundamental Representations”)) shall be true and correct in all respects (disregarding any qualifications as to knowledge, materiality or Buyer Material Adverse Effect contained therein) as of the Closing Date (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date) without giving effect to any disclosure made after the date hereof, except to the extent that collectively the failures of such representations and warranties to be true and correct would not reasonably be expected to have, and have not had, a Buyer Material Adverse Effect. The Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date. Buyer and Merger Co. shall have each performed in all material respects all agreements herein required to be performed by Buyer and Merger Co. on or before the Closing.

Section 8.2 Closing Certificates. The Company shall have received a certificate of Buyer signed by a senior executive officer of Buyer, dated as of the Closing Date, certifying in such detail as the Company may reasonably request, as to the fulfillment of the conditions to the obligations of the Company as set forth in this Agreement that are required to be fulfilled by Buyer or Merger Co. on or before the Closing.

Section 8.3 Regulatory and Other Approvals. Buyer shall have obtained in accordance with Section 5.4 the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement, the Merger and the transactions contemplated by the Bank Merger Agreement, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

Section 8.4 Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the Company’s certificate of incorporation, by-laws and the DGCL, and the proper officers of Merger Co. shall have executed and delivered to the Company the Certificate of Merger, in the form prepared by Buyer, subject to the Company’s review, and suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing. The Bank Merger Agreement shall have been approved by the board of directors of BankFinancial and, if required, by Buyer in its capacity as the sole stockholder of BankFinancial.

Section 8.5 No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Company believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that Buyer or Merger Co. has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto.

Section 8.6 Other Documents. The Company shall have received at the Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Buyer and Merger Co. with the terms and conditions of this Agreement.

ARTICLE 9

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 10

GENERAL

Section 10.1 Expenses. Except as otherwise provided in Article 2 and this Section 10.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense.

(a) In the event that this Agreement is terminated by Buyer pursuant to Section 10.2(h) (breach by the Company) because the Company committed a breach of its obligations under this Agreement, unless such breach is a result of the failure by Buyer or Merger Co. to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination, then, provided Buyer or Merger Co. are in material compliance with all of their material obligations under this Agreement, the Company shall reimburse Buyer in an amount not to exceed $300,000 for the out-of-pocket expenses, subject to verification thereof, that Buyer has incurred in furtherance of this Agreement and the transactions contemplated herein; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be Buyer’s and Merger Co.’s sole and exclusive remedy under this Agreement.

(b) In the event that this Agreement is terminated (i) pursuant to Section 10.2(g) (Superior Acquisition Proposal), or (ii) pursuant to Section 10.2(d) (no stockholder approval) or Section 10.2(e) (failure of Buyer’s conditions) and, in either case, within twelve months after the date of such termination the Company or the Bank has entered into a definitive agreement relating to an Acquisition Proposal that any member of the Company Board became aware of and was not disclosed to Buyer prior to the date of such termination, then the Company shall pay to Buyer a termination fee equal to $300,000, and the Company shall reimburse Buyer in an amount not to exceed $300,000 for the out-of-pocket expenses, subject to verification thereof, that Buyer has incurred in furtherance of this Agreement and the transactions contemplated herein; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be Buyer’s and Merger Co.’s sole and exclusive remedy under this Agreement.

(c) In the event that this Agreement is terminated (x) by the Company pursuant to Section 10.2(i) (breach by Buyer) because Buyer committed a material breach of its material obligations under this Agreement, unless such breach is a result of the failure by the Company to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date of such termination or (y) by Buyer pursuant to Section 10.2(k), then, provided the Company is in material compliance with all of its material obligations under this Agreement, Buyer shall reimburse the Company in an amount not to exceed $300,000 for the out-of-pocket expenses, subject to verification thereof, that Company has incurred in furtherance of this Agreement and the transactions contemplated herein; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement.

(d) In the event this Agreement is terminated by Buyer or the Company pursuant to Section 10.2(b) (drop dead date) because Buyer fails to obtain all of the necessary regulatory approvals described in Section 7.3 and Section 8.4, Buyer shall reimburse the Company in an amount not to exceed $300,000 for the out-of-pocket expenses, subject to verification thereof, that the Company has incurred in furtherance of this Agreement and the transactions contemplated herein; provided, however, that such sums shall constitute liquidated damages and the receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement. Notwithstanding the foregoing, no amounts shall be payable to the Company pursuant to this Section 10.1(d) if Buyer fails to obtain such regulatory approvals because of regulatory matters relating solely to the Company or the Bank (“solely” being understood here to mean relating to the Company or the Bank on their own, and not as a combined enterprise with Buyer and its subsidiaries post-Closing and not relating to any additional capital required to be contributed to the Bank) and which were not disclosed in this Agreement or the Schedules hereto.

(e) All costs and expenses reasonably estimated to have been incurred by the Company shall either be paid or accrued for on or prior to the Closing Date; provided, however, that nothing in this Section 10.1 shall be deemed to relieve the Company of its liability to pay any expenses incurred in connection with this Agreement following the Closing.

Section 10.2 Termination. This Agreement may be terminated:

(a) at any time by written agreement between Buyer and the Company;

(b) by either Buyer or the Company if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by January 31, 2011, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until March 1, 2011, if the sole impediment to Closing is a delay in the OTS’ approval of the Merger;

(c) by Buyer or the Company if the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by a final and non-appealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority;

(d) by Buyer or the Company if the approval of the Merger by the stockholders of the Company as contemplated by this Agreement, at a meeting of the stockholders called for such purpose, shall not have been obtained;

(e) by Buyer by written notice to the Company, if (i) any of the conditions in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer or Merger Co. to comply with its obligations under this Agreement); and (ii) Buyer has not waived such condition on or before the Closing Date;

(f) by the Company by written notice to Buyer, if (i) any condition in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Bank to comply with its obligations under this Agreement); and (ii) the Company has not waived such condition on or before the Closing Date;

(g) (i) by the Company, if pursuant to Section 5.7(b) the Company Board determines to accept an unsolicited Superior Acquisition Proposal from a third party, or (ii) by Buyer if an Acquisition Proposal from a third party is accepted by the Company or consummated, whether or not in violation of Section 5.7(a), in either case by written notice to the other party;

(h) by Buyer, in its sole discretion, in the event the Company commits a breach of or otherwise fails to comply fully with its material obligations under this Agreement and such breach remained uncured for a period of thirty (30) days after notice of such breach (if capable of cure);

(i) by the Company, in its sole discretion, in the event Buyer or Merger Co. commits a breach of, or otherwise fails to comply fully with, its material obligations under this Agreement and such breach remains uncured for a period of thirty (30) days after notice of such breach (if capable of cure);

(j) by Buyer in the event the holders of more than 5% of the shares of Company Common Stock shall have given written demand for appraisal rights in accordance with the DGCL; or

(k) by Buyer in its good faith discretion in the event any adverse development after the date hereof causes Buyer to conclude that the consummation of the transactions contemplated hereby may have an adverse financial impact on Buyer.

Any termination of this Agreement shall not affect any rights accrued prior to such termination.

Section 10.3 Confidential Information. Buyer and the Company each covenant that (a) during the term of this Agreement and (b) in the event the transactions contemplated by this Agreement are not consummated, following the termination of this Agreement, each such Party will keep in strict confidence and return or destroy (in such Party’s discretion) all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources or was independently developed by such Party without reference to any confidential or proprietary information of the other party), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.

Section 10.4 Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, provided, that Buyer may assign this Agreement and its obligations hereunder to a wholly-owned subsidiary or an affiliate of Buyer, without the prior written consent of any other Party, so long as Buyer continues to remain liable for the performance of all of its covenants and obligations set forth in this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

Section 10.5 Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

(i)	If to the Company, addressed to:

DG Bancorp, Inc.

5140 Main Street

Downers Grove, Illinois 60515

Attention:      James F. Russ, Sr., President

with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Attention:      Andrew R. Grossmann

Email:            andrew.grossmann@bfkn.com

(ii)	If to Buyer, addressed to:

BankFinancial Corporation

15W060 North Frontage Road

Burr Ridge, IL 60527

Attention:        F. Morgan Gasior and James Brennan

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois

60654

Attention:      Edwin S. del Hierro

Email:            ed.delhierro@kirkland.com

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

Section 10.7 Knowledge. References in this Agreement to the “knowledge” of a party shall mean (a) in the case of the Company or the Bank, the knowledge after reasonable investigation of the persons listed on Schedule 10.7(a), and (b) in the case of Buyer or Merger Co., the knowledge after reasonable investigation of the persons listed on Schedule 10.7(b).

Section 10.8 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.9 Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, set forth the entire understanding of the Parties and supersede all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

Section 10.10 Governing Law. This Agreement, any interpretation of the terms hereof and any claims in connection with or arising herefrom or with respect hereto (including any tort or other non-contractual claims) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.11 Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

** Signature Page Follows **

IN WITNESS WHEREOF, the Parties have each executed this Agreement and Plan of Merger as of the day and year first written above.

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior

Name:	F. Morgan Gasior

Title:	Chairman and Chief Executive Officer

KENDACHS CORPORATION

By:	/s/ F. Morgan Gasior

Name:	F. Morgan Gasior

Title:	Chief Executive Officer and President

DG BANCORP, INC.

By:	/s/ James F. Russ, Sr.

Name:	James F. Russ, Sr.

Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

(see attached)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KENDACHS CORPORATION

ARTICLE ONE

The name of the corporation is Kendachs Corporation.

ARTICLE TWO

The address of the registered office of the corporation in the state of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total stock that the corporation has authority to issue is 1,000 shares of common stock with a par value of $0.01 per share.

ARTICLE FIVE

The name and business address of the incorporator are as follows:

Joan D. Donovan	300 N. LaSalle Street
Chicago, IL 60654

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors for the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the state of Delaware, as the bylaws of the corporation may provide. The books and records of the corporation may be kept outside the state of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE NINE

The corporation’s officers and directors shall have the indemnification rights as set forth in the bylaws of the corporation.

ARTICLE TEN

The corporation expressly elects not to be governed by § 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The affairs and business of the corporation shall be managed by or under the direction of the board of directors. The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the corporation.

ARTICLE TWELVE

Subject to receipt of any necessary stockholder approvals as required by the laws of the state of Delaware, the corporation reserves the right to amend, change or repeal any provision contained in this Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation.

*    *    *    *    *

I, the undersigned, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly I have hereunto set my hand as of September     , 2010.

/s/ Joan D. Donovan
Joan D. Donovan, incorporator

Exhibit A-2

(see attached)

BYLAWS

OF

KENDACHS CORPORATION

A Delaware Corporation

(Adopted as of September     , 2010)

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, the City of Dover, County of Kent, 19904. The name of the corporation’s registered agent at such address shall be National Registered Agents, Inc. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time, place, and/or the means of remote communication, if any, of the annual meeting shall be determined by the chairman and chief executive officer of the corporation; provided, however, that if the chairman and chief executive officer does not act, the board of directors shall determine the date, time, place, and/or the means of remote communication, if any, of such meeting. No annual meeting of the stockholders need be held if not required by the corporation’s certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the chairman and chief executive officer and shall be called by the chairman and chief executive officer upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the chairman and chief executive officer.

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Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the chairman and chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting, and (2) the giving of such separate notice, and (d) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer who has charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (2) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be

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open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. The holders of a majority of the votes represented by the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a

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consent or consents in writing setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12. Action by Telegram, Cablegram or Other Electronic Transmission Consent. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation.

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ARTICLE III.

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the initial board of directors shall be three (3). Thereafter, the number of directors shall be established from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice given to the corporation.

Section 4. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors, even if less than a quorum. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Notwithstanding the foregoing, any such vacancy shall automatically reduce the authorized number of directors pro tanto, until such time as the holders of outstanding shares of capital stock who are entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the authorized number of directors shall be automatically increased pro tanto. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these bylaws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office.

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Section 7. Quorum, Required Vote and Adjournment. Directors then in office holding a majority of the votes (or such greater number required by applicable law) of all directors then in office shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 8. Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the

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board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV.

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chief executive officer, one or more vice-presidents (including executive vice-presidents and senior vice-presidents), a treasurer, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The chairman shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. Chairman and Chief Executive Officer. The chief executive officer shall be the chief executive officer of the corporation. The Chairman shall be elected by the board of directors and shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall be in the general and active charge of the entire business and affairs of the corporation, and shall be its chief policy making officer. The chairman officer shall preside at all meetings of the board of directors and at all meetings of the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these bylaws. The chief executive officer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and

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except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The chairman and the chief executive officer shall each have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 7. Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the chairman and chief executive officer, act with all of the powers and be subject to all the restrictions of the chairman and chief executive officer. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the chairman and chief executive officer or these bylaws may, from time to time, prescribe.

Section 8. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chairman and chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or bylaw, and shall have such powers and perform such duties as the board of directors, the chairman and chief executive officer or these bylaws may, from time to time, prescribe. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chairman and chief executive officer, or secretary may, from time to time, prescribe.

Section 9. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chairman and chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chairman and chief executive officer or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chairman and chief executive officer or treasurer may, from time to time, prescribe.

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Section 10. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 11. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, may be indemnified and held harmless by the corporation (as determined by the corporation’s board of directors in its sole discretion) against reasonable expenses, liabilities and losses. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

Section 3. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding may be paid by the corporation in advance of such proceeding’s final disposition upon such terms and conditions, if any, as the board of directors deems appropriate

ARTICLE VI.

CERTIFICATES OF STOCK

Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman and chief executive officer or a vice-president, the secretary or an assistant secretary, the treasurer or an assistant treasurer of the corporation, certifying the number of shares owned by such holder in the

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corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman and chief executive officer, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

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Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

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ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the chairman and chief executive officer, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof,

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have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 8. Section Heading. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 9. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII.

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE IX.

CERTAIN BUSINESS COMBINATIONS

The corporation, by the affirmative vote (in addition to any other vote required by law or the certificate of incorporation) of its stockholders holding a majority of the shares entitled to vote, expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

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Exhibit B

(see attached)

AGREEMENT OF MERGER BETWEEN

BANKFINANCIAL, F.S.B.

AND

DOWNERS GROVE NATIONAL BANK

This AGREEMENT OF MERGER (this “Agreement”) entered into as of September     , 2010, by and between BANKFINANCIAL, F.S.B., a federally-chartered stock savings bank with its main office located at 21110 South Western Avenue, Olympia Fields, Illinois 60461 (“BankFinancial”), and DOWNERS GROVE NATIONAL BANK, a national banking association with its main office located at 5140 Main Street, Downers Grove, Illinois 60515 (“Downers Grove”).

W I T N E S S E T H:

WHEREAS, BankFinancial Corporation, a Maryland corporation and the sole shareholder of BankFinancial (“Buyer”), Kendachs Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer (“Kendachs”), and DG Bancorp, Inc., a Delaware corporation and the sole shareholder of Downers Grove (“Bancorp”), have entered into that certain Agreement and Plan of Merger dated as of September 13, 2010 (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for the acquisition by Buyer of Downers Grove through a series of transactions set forth in the Merger Agreement, and specifically: (i) Bancorp will merge with and into Kendachs, with Bancorp as the resulting entity; and (ii) immediately following the consummation of such merger, BankFinancial and Downers Grove will consummate the merger contemplated by this Agreement; and

WHEREAS, Bancorp, as the sole stockholder of Downers Grove, and at least two-thirds of the members of the board of directors of each of BankFinancial and Downers Grove have approved and authorized the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

A G R E E M E N T:

1. Merger. At and on the Merger Effective Date (as defined below), Downers Grove shall merge with and into BankFinancial (the “Merger”) with BankFinancial as the resulting entity. After the Merger Effective Date, BankFinancial may be referred to in this Agreement as the “Resultant Institution.”

2. Effective Date. The “Merger Effective Date” shall be a date determined by the mutual agreement of BankFinancial and Downers Grove after all required regulatory approvals have been received, upon which date the articles of combination filed with and endorsed by Director of the Office of Thrift Supervision (the “OTS”) shall become effective.

The Merger shall not be effective unless and until the OTS approves the Merger pursuant to 12 CFR § 563.22(a).

3. Name and Business of the Resultant Institution. The name of the Resultant Institution shall be “BankFinancial, F.S.B.” The business of the Resultant Institution shall be that of a federal savings bank. The federal stock charter of BankFinancial, as in effect immediately prior to the Merger Effective Date, shall be the federal stock charter of the Resultant Institution and the By-laws of BankFinancial, as in effect immediately prior to the Merger Effective Date, shall be the By-laws of the Resultant Institution.

4. Capital Stock. The shares of capital stock of Downers Grove outstanding immediately prior to the Merger Effective Date shall be canceled solely by virtue of the Merger and without any action required on the part of the holder thereof. Each share of BankFinancial capital stock outstanding immediately prior to the Effective Time shall be converted into an identical outstanding share of the capital stock of the Resultant Institution solely by virtue of the Merger and without any action required on the part of the holder thereof.

5. Offices. The main banking office of the Resultant Institution shall be 21110 South Western Avenue, Olympia Fields, Illinois. The branch offices of BankFinancial and the branch offices of Downers Grove as set forth on Exhibit A hereto that are in lawful operation prior to the Merger shall be, and shall be operated as branch offices of the Resultant Institution.

6. Directors and Officers. The directors and officers of BankFinancial immediately prior to the Merger Effective Date shall be the directors and officers of the Resultant Institution after the Merger Effective Date and until their successors are elected and qualified.

7. Rights and Duties of the Resultant Institution. At the Merger Effective Date, Downers Grove shall be merged with and into BankFinancial, and BankFinancial shall be the Resultant Institution. The business of the Resultant Institution shall be that of a Federal savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Downers Grove shall be automatically transferred to and vested in the Resultant Institution by virtue of such merger without any deed or other document of transfer. The Resultant Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Downers Grove. The Resultant Institution shall be deemed to be a continuation of the entity of each of BankFinancial and Downers Grove, the rights and obligations of which shall succeed to the rights and obligations and the duties and liabilities connected therewith, subject to the Home Owners’ Loan Act and other applicable statutes. The Resultant Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Downers Grove, immediately prior to the Merger, including liabilities for all debts, obligations and contracts of Downers Grove, matured or

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unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Downers Grove. All rights of creditors and other obligees and all liens on property of Downers Grove shall be preserved and shall not be released or impaired.

8. Depositors. At the Merger Effective Time, each deposit account holder of Downers Grove immediately prior to the Merger Effective Date shall receive, without payment, a withdrawable account or accounts in the Resultant Institution equal in withdrawal amount to the account or accounts held in Downers Grove immediately prior to the Merger Effective Time. Each such deposit account holder shall become a depositor of the Resultant Institution and shall have the same rights, privileges and obligations as the depositors of BankFinancial. Deposit accounts of BankFinancial shall continue as deposit accounts of the Resultant Institution and deposit accounts of the Resultant Institution shall be issued on the same basis as accounts that were issued by BankFinancial prior to the Merger.

9. Termination. This Agreement shall automatically terminate in the event that the Merger Agreement is terminated in accordance with its terms.

*  *  *

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IN WITNESS WHEREOF, Downers Grove and BankFinancial have caused this Agreement of Merger to be executed as of the date first above written.

ATTEST:	DOWNERS GROVE NATIONAL BANK

/s/ Mary Jane Reher	By:	/s/ James F. Russ, Sr.
Mary Jane Reher, Secretary		James F. Russ, Sr., President

ATTEST:	BANKFINANCIAL, F.S.B.

/s/ James J. Brennan	By:	/s/ F. Morgan Gasior
James J. Brennan, Secretary		F. Morgan Gasior, Chief Executive Officer and President

Exhibit C

(see attached)

Form of Opinion of Company Counsel

(a) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation validly existing and in good standing under the laws of the State of Delaware. The Bank is a national banking association validly existing and currently authorized to transact the business of banking by the Office of the Comptroller of the Currency.

(b) The Company has the corporate power and authority to execute, deliver and perform its obligations under the Agreement, and the execution, delivery and performance thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

(c) The authorized capital stock of the Company consists of 200,000 shares of common stock, par value $0.01 per share. To our knowledge based solely upon the stock records and corporate minutes of the Company, immediately prior to the Effective Time there are 88,000 shares of common stock issued and outstanding. The issued and outstanding shares of common stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. The common stock of the Company is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation other than as set forth therein. To our knowledge, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued.

(d) The authorized capital stock of the Bank consists of 260,000 shares of common stock, par value $10.00 per share. To our knowledge based solely upon the stock records and corporate minutes of the Bank, [            ] of such shares of common stock are issued and outstanding. The issued and outstanding shares of common stock of the Bank have been duly and validly authorized and issued and are fully paid and nonassessable (except as provided in 12 U.S.C. §55) and owned by the Company. To our knowledge, there are no options, agreements, contracts or other rights in existence to purchase or acquire from the Bank any shares of capital stock of the Bank, whether now or hereafter authorized or issued.

(e) The Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

(f) The execution and delivery by the Company of the Agreement do not, and the performance by the Company of its obligations under the Agreement will not, (i) violate or conflict with the articles of incorporation or by-laws of the Company (ii) violate any law, rule or regulation applicable to the Company or the Bank, (iii) violate any judgment, injunction, order or decree which is listed on the Officer’s Certificate of the Company attached to this opinion letter or (iv) breach or result in a default under any indenture, mortgage, instrument or agreement listed on the Officer’s Certificate of the Company attached to this opinion letter.

(g) The execution and delivery by the Company of the Agreement does not require any consent or approval of, or filing or registration with, any Governmental Authority (as such term is defined in the Agreement), except such as have been obtained or made pursuant to the Agreement.

In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of the Company and the Bank or governmental officials as such counsel deems appropriate.

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Exhibit D

(see attached)

VOTING AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of September     , 2010, by and between the undersigned stockholders (each, a “Stockholder,” and collectively, the “Stockholders”), of DG BANCORP, INC., a Delaware corporation (the “COMPANY”), and BANKFINANCIAL CORPORATION, a Maryland corporation (“BANKFINANCIAL”).

W I T N E S S E T H:

WHEREAS, the COMPANY and BANKFINANCIAL have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);

WHEREAS, it is a condition precedent to BankFinancial’s obligations under the Merger Agreement that the Stockholders, who are listed on Schedule 7.9 thereto, shall have executed and delivered this Agreement, solely in their capacities as stockholders of the Company; and

WHEREAS, each Stockholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholders and BankFinancial hereby agree as follows:

Section 1. Voting of Shares. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement or which is reasonably likely to result in any conditions to BankFinancial’s obligations under the Merger Agreement not being fulfilled, and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Stockholder who is a director of the Company, from discharging his or her fiduciary duties to the Company. Each Stockholder agrees that the Company shall be authorized to include in any proxy or material transmitted to stockholders of the Company, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms, which includes termination pursuant to Section 10.2(g) of the Merger Agreement in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Superior Acquisition Proposal from a third party in accordance with Section 5.7(b) of the Merger Agreement.

Section 3. Covenants of Stockholders. Each Stockholder agrees not to (a) except to the extent contained in this Agreement or permitted under the Merger Agreement, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder’s voting rights, charge or other encumbrance of any nature whatsoever, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; and (b) without the prior written approval of BankFinancial, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Stockholders. Each Stockholder represents and warrants to BankFinancial as follows: (a) such Stockholder owns, and is entitled to vote in accordance with such Stockholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; (c) except as set forth in the next sentence, such Stockholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and will remain owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of BankFinancial and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Common Shares. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Closing, each Stockholder shall be permitted to transfer ownership and voting rights of any or all of such Stockholder’s Company Common Shares listed as owned on Schedule 1 without obtaining BankFinancial’s prior consent or approval of such transfer, provided that any such transferee agrees to be bound by the terms, conditions and obligations of this Agreement in writing by an instrument or agreement satisfactory in form to BankFinancial.

Section 5. Representations and Warranties of BankFinancial. BankFinancial has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which BankFinancial is a party or is subject; and this Agreement has been duly executed and delivered by BankFinancial and constitutes a legal, valid and binding agreement of BankFinancial, enforceable in accordance with its terms.

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Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that BankFinancial may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of BankFinancial, provided that no such assignment shall relieve BankFinancial of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that BankFinancial shall be entitled to an injunction(s) to prevent breaches of this Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which BankFinancial is entitled at law or in equity.

Section 8. Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment.

(a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for BankFinancial or the address on Schedule 1 for each of the Stockholders, when sent by facsimile to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.

Section 11. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 12. General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of

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this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BANKFINANCIAL CORPORATION, a Maryland Corporation:

By:
Its:

Address for Notices:		With a copy to
BankFinancial Corporation		Kirkland & Ellis LLP
15W060 North Frontage Road		300 North LaSalle Street
Burr Ridge, Illinois 60527		Chicago, Illinois 60654
Attn:	F. Morgan Gasior and	Attn: Edwin S. del Hierro
James Brennan
Facsimile No.: ( ) -		Facsimile No.: (312) 862-2200

STOCKHOLDERS:

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SCHEDULE 1

(see attached)